EXHIBIT 10.27

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made on November 15, 2016 (the “Effective Date”), by and between Kindred Healthcare Operating, Inc., a Delaware corporation (the “Company”), and Michael W. Beal (the "Executive").

W I T N E S S E T H:

WHEREAS, the Executive is employed by the Company, a wholly-owned subsidiary of Kindred Healthcare, Inc. (“Parent”), and the parties hereto desire to revise the terms of Executive’s employment by the Company on and after the Effective Date; and

WHEREAS, the Executive Compensation Committee of the Board of Directors of the Parent has determined that it is in the best interests of the Company and Parent to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Executive agree as follows:

1. Employment. The Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company on the terms and conditions herein set forth. This Agreement shall become effective on the Effective Date and, unless otherwise earlier terminated as set forth herein, shall expire on the later of (a) December 31, 2017, or (b) five days following receipt of the Exit Notice (as defined below) (the “Term”).  Company and Executive acknowledge and agree that the Company intends to divest of all of its nursing center operations (the “Nursing Center Exit”) and that Executive is being retained to assist in the Nursing Center Exit.  When the Company has determined in its sole discretion that it has completed the Nursing Center Exit, it shall provide Executive with a written notice of such event (the “Exit Notice”).

2. Duties.  Executive is engaged by the Company as President, Nursing Center Division.

3. Extent of Services.  Executive, subject to the direction and control of the Board of Directors (the “Board”), shall have the power and authority commensurate with his executive status and necessary to perform his duties hereunder.  During the Term, Executive shall devote his entire working time, attention, labor, skill and energies to the business of the Company, and shall not, without the consent of the Company, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

4. Compensation. As compensation for services hereunder rendered, Executive shall receive during the Term:

(a) A base salary (“Base Salary”) of $404,000 per year payable in equal installments in accordance with the Company’s normal payroll procedures.

(b) In addition to Base Salary, Executive shall be entitled to receive bonuses and other incentive compensation as the Board may approve from time to time, including participation in the Company’s annual short-term incentive compensation plan and long-term incentive compensation plan, in accordance with the terms and conditions of such plans as may be in effect from time to time, subject to the following:

(i) For 2017, in lieu of a bonus under the short-term incentive plan, Executive will receive a one-time lump sum cash payment of $202,000 (the “2017 Bonus”).  Any such 2017 Bonus will be paid within 14 days following December 31, 2017.

(ii) For 2017, the Executive’s target bonus under the long-term incentive plan shall be 50% of Base Salary and shall be subject to the other terms and conditions of the long-term incentive plan.

(iii) If Executive’s employment continues into 2018, Executive shall  continue to participate in the Company’s short-term and long-term incentive plans, with any resulting award paid on a prorated basis (based on the number of days during 2018 Executive is employed by the Company), assuming target performance is achieved, and subject to the other terms and conditions of such plans.

5. Benefits.

(a) Executive shall be entitled to participate during the Term in any and all pension benefit, welfare benefit (including, without limitation, medical, dental, disability and group life insurance coverages) and fringe benefit plans from time to time in effect for officers of the Company and its affiliates.

(b) During the Term, Executive shall be entitled to participate in such equity plans of the Company and its affiliates in effect from time to time for officers of the Company.

(c) Executive shall be entitled to paid time off each year, subject to the Company’s policies, as in effect from time to time for the Company’s executive officers.  The Executive shall schedule the timing of such vacations in a reasonable manner.  The Executive may also be entitled to such other leave, with or without compensation, as shall be mutually agreed by the Company and Executive.

(d) Executive may incur reasonable expenses for promoting the Company’s business, including expenses for entertainment, travel and similar items.  The Company shall reimburse Executive for all such reasonable expenses in accordance with the Company’s reimbursement policies and procedures, as may be in effect from time to time. The Company agrees to reimburse Executive his legal fees incurred in reviewing and negotiating this Agreement, not to exceed $7,500.

(e) Within 14 days of delivery of the Exit Notice, Executive shall receive a lump sum cash payment of $500,000 from the Company, provided that Executive remains employed by the Company on such date.

6. Termination of Employment.

(a) Death or Disability.  Executive’s employment shall terminate automatically upon Executive’s death during the Term.  If the Company determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth below) it may give to Executive written notice of its intention to terminate Executive's employment.  In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, "Disability" shall mean Executive’s absence from his full-time duties hereunder for a period of 90 days due to disability as defined in the long-term disability plan provided to Executive by the Company.

(b) Cause.  The Company may terminate Executive’s employment during the Term for Cause.  For purposes of this Agreement, "Cause" shall mean the Executive’s (i) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (ii) willful and material breach by Executive of his duties and responsibilities, which is committed in bad faith or without reasonable belief that such breaching conduct is in the best interests of the Company and its affiliates, but with respect to (ii) only if the Board adopts a resolution by a vote of at least 75% of its members so finding after giving the Executive and his attorney an opportunity to be heard by the Board and a reasonable opportunity of not less than 30 days to remedy or correct the purported breaching conduct. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(c) Good Reason. Executive’s employment may be terminated during the Term by Executive for Good Reason.  "Good Reason" shall exist upon the occurrence, without Executive’s express written consent, of any of the following events during the Term:

(i) a material adverse change in Executive’s authority, duties or responsibilities (including, without limitation the Company assigning to Executive duties of a substantially nonexecutive or nonmanagerial nature) (other than any such change directly attributable to (a) changes in his authority, duties or responsibilities resulting from the Nursing Center Exit; or (b) the fact that the Company is no longer publicly owned);

(ii) the Company shall materially reduce the Base Salary or annual bonus opportunity of Executive except as provided in this Agreement;

(iii) the Company shall require Executive to relocate Executive’s principal business office more than 30 miles from its location on the Effective Date, which shall be 680 South Fourth Street, Louisville, KY; or

(iv) a material breach by the Company of Section 5(a) or Section 9(c) of this Agreement.

For purposes of this Agreement, "Good Reason" shall not exist until after Executive has given the Company notice of the applicable event within 90 days of the initial occurrence of such event and which is not remedied within 30 days after receipt of written notice from Executive specifically delineating such claimed event and setting forth Executive's intention to terminate employment if not remedied; provided, that if the specified event cannot reasonably be remedied within such 30-day period and the Company commences reasonable steps within such 30-day period to remedy such event and diligently continues such steps thereafter until a remedy is effected, such event shall not constitute "Good Reason" provided that such event is remedied within 60 days after receipt of such written notice.

(d) Notice of Termination.  Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination given in accordance with this Agreement.  For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the intended termination date (which date, in the case of a termination for Good Reason, shall be not more than thirty days after the giving of such notice).  The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(e) Date of Termination.  "Date of Termination" means (i) if during the Term, Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the later of the date specified in the Notice of Termination or the date that is one day after the last day of any applicable cure period, (ii) if during the Term, Executive’s employment is terminated by the Company other than for Cause or Disability, or Executive resigns without Good Reason, the Date of Termination shall be the date on which the Company or Executive notified Executive or the Company, respectively, of such termination, (iii) if during the Term, Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be, or (iv) upon expiration of the Term.

7. Obligations of the Company Upon Termination.  Following any termination of Executive’s employment hereunder, the Company shall pay Executive his Base Salary through the Date of Termination and any amounts owed to Executive pursuant to the terms and conditions of the benefit plans and programs of the Company at the time such payments are due.  In addition, subject to Section 7(e) hereof and the conditions set forth below, Executive shall be entitled to the following additional payments:

(a) Death or Disability.  If, during the Term, Executive’s employment shall terminate by reason of Executive’s death or Disability, the Company shall pay to Executive (or his designated beneficiary or estate, as the case may be) the prorated portion of the 2017 Bonus Executive would have received for the 2017 calendar year (or the 2018 calendar year if the Termination Date does not occur prior to January 1, 2018).  Such amount shall be paid on the date when such amounts would otherwise have been payable to the Executive if Executive’s employment with the Company had not terminated as determined in accordance with the terms and conditions of this Agreement.

(b) Expiration of the Term; Good Reason; Other than for Cause. If (i) during the Term, (a) the Company shall terminate Executive’s employment other than for Cause (but not for Disability), or (b) the Executive shall terminate his employment for Good Reason, or (ii) Executive’s employment shall terminate upon expiration of the Term:

(1) Within 14 days following Executive’s Date of Termination, the Company shall pay to Executive a cash severance payment of $909,000.

(2) For a period of 18 months following the Date of Termination (the “Benefit Continuation Period”), the Executive shall be entitled to participate in any and all welfare benefit (including, without limitation, medical, dental, disability, and group life insurance coverage) and fringe benefit plans from time to time in effect for officers of the Company and its subsidiaries.  Executive shall be responsible for any cost for such insurance coverage; provided, however, that the Company will pay to Executive a lump sum payment equal to the monthly employer subsidy of such costs for the duration of the Benefit Continuation Period, plus an amount necessary to cover any taxes incurred by Executive related to such payment.  Following the Benefit Continuation Period, the Executive shall be entitled to receive continuation coverage under Part 6 of Title I or ERISA by treating the end of this period as the applicable qualifying event (i.e., as a termination of employment) for purposes of ERISA Section 603(2)) and with the concurrent loss of coverage occurring on the same date, to the extent allowed by applicable law.

(3) For the Benefit Continuation Period, Company shall maintain in force, at its expense, the Executive’s life insurance in effect under the Company’s voluntary life insurance benefit plan as of the Date of Termination. Executive shall be responsible for any employee contributions for such insurance coverage.  For purposes of clarification, the portion of the premiums in respect of such voluntary life insurance for which Executive and Company are responsible, respectively, shall be the same as the portion for which Company and Executive are responsible, respectively, immediately prior to the Date of Termination.

(4) For the Benefit Continuation Period, the Company shall provide short-term and long-term disability insurance benefits to Executive equivalent to the coverage that the Executive would have had if he had remained employed under the disability insurance plans applicable to Executive on the Date of Termination.  Executive shall be responsible for any employee contributions for such insurance coverage. Should Executive become disabled during such period, Executive shall be entitled to receive such benefits, and for such duration, as the applicable plan provides.  For purposes of clarification, the portion of the premiums in respect of such short-term and long-term disability benefits for which Executive and Company are responsible, respectively, shall be the same as the portion for which Executive and Company are responsible, respectively, immediately prior to the Date of Termination.

(5) Within fifteen (15) days after the Date of Termination, the Company shall pay to Executive a cash payment in an amount, if any, necessary to compensate Executive for the Executive's unvested interests under the Company's retirement savings plan which are forfeited by Executive in connection with the termination of Executive's employment.

(6) If Executive’s Date of Termination occurs prior to December 31, 2017, then within 14 days of the Date of Termination, the Company shall pay to Executive a lump sum cash payment equal to the amounts set forth in Sections 4(a) and 4(b)(i) herein that are unpaid as of such Date of Termination that Executive would otherwise be entitled to receive had he remained employed through December 31, 2017.

(7) Company may adopt such amendments to its executive benefit plans, if any, as are necessary to effectuate the provisions of this Agreement.

(8) Any outstanding unvested stock options, stock performance units or similar equity awards (other than restricted stock awards) held by Executive on the Date of Termination shall continue to vest in accordance with their original terms (including any related performance measures) for the duration of the Benefit Continuation Period as if Executive had remained an employee of the Company through the end of such period and any such stock option, stock performance unit or other equity award (other than restricted stock awards) that has not vested as of the conclusion of such period shall be immediately cancelled and forfeited as of such date.  In addition, Executive shall have the right to continue to exercise any outstanding vested stock options held by Executive during the Benefit Continuation Period; provided that in no event shall Executive be entitled to exercise any such option beyond the original expiration date of such option.  Any outstanding restricted stock award held by Executive as of the Date of Termination that would have vested during the Benefit Continuation Period had Executive remained an employee of the Company through the end of such period shall be immediately vested as of the Date of Termination and any restricted stock award that would not have vested as of the conclusion of such period shall be immediately cancelled and forfeited as of such date.

(9) Following the Executive’s Date of Termination, the Executive shall receive the computer which Executive is utilizing as of the Date of Termination.

(10) Notwithstanding anything in this Agreement to the contrary, in no event shall the provision of in-kind benefits pursuant to this Section 7 during any taxable year of Executive affect the provision of in-kind benefits pursuant to this Section 7 in any other taxable year of Executive.

(c) Cause; Other than for Good Reason.  If Executive’s employment shall be terminated for Cause or Executive terminates employment without Good Reason (and other than due to such Executive’s death) during the Term, this Agreement shall terminate without further additional obligations to Executive under this Agreement.

(d) Death after Termination.  In the event of the death of Executive during the period Executive is receiving payments pursuant to this Agreement, Executive’s designated beneficiary shall be entitled to receive the balance of the payments; or in the event of no designated beneficiary, the remaining payments shall be made to Executive’s estate.

(e) General Release of Claims.  Notwithstanding anything herein to the contrary, the amounts payable pursuant to this Section 7 are subject to the condition that Executive has delivered to the Company an executed copy of an irrevocable general release of claims in a form satisfactory to the Company within the 60 day period immediately following the Executive’s separation from service (the “Release Period”).  Any payment that otherwise would be made prior to Executive’s delivery of such executed release pursuant to this Section 7 shall be paid on the first business day following the conclusion of the Release Period; provided that in-kind benefits provided pursuant to subsections (b)(2), (3) and (4) of this Section 7 shall continue in effect after separation from service pending the execution and delivery of such release for a period not to exceed 60 days; provided further that if such release is not executed and delivered within such 60-day period, Executive shall reimburse the Company for the full cost of coverage during such period.

(f) Six Month Delay for Specified Employees.  Notwithstanding anything herein to the contrary, if at the time of Executive’s separation from service Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”) and the deferral of the payments payable pursuant to Sections 5(e) and 7(b) are necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payments to which Executive would otherwise be entitled during the first six months following his separation from service shall be deferred and accumulated (without any reduction in such payment ultimately paid to Executive) for a period of six months from the date of separation from service and paid in a lump sum on the first day of the seventh month following such separation from service (or, if earlier, the date of Executive’s death), together with interest during such period at a rate computed by adding 2.00% to the Prime Rate as published in the Money Rates section of the Wall Street Journal, or other equivalent publication if the Wall Street Journal no longer publishes such information, on the first publication date of the Wall Street Journal or equivalent publication after the date of Executive’s separation from service (provided that if more than one such Prime Rate is published on any given day, the highest of such published rates shall be used).

8. Payments Due as of December 31, 2017.  In recognition of Executive continuing his employment through December 31, 2017, the Company agrees that if Executive is still employed by Company on December 31, 2017, then Executive shall be entitled to receive the payment described in Section 4(b)(i). Company shall pay Executive such amount by January 15, 2018.

9. Disputes.  Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.  The Company shall pay all costs of the arbitration and all reasonable attorneys’ and accountants’ fees of the Executive in connection therewith, including any litigation to enforce any arbitration award.

10. Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Executive’s services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Other Severance Benefits.  Executive hereby agrees that in consideration for the payments to be received under Sections 4(b), 4(c), and 7(b) of this Agreement, Executive waives any and all rights to any payments or benefits under any severance plans or arrangements of the Company or their respective affiliates that specifically provide for severance payments, other than the Change in Control Severance Agreement between the Company and Executive

(the “Change in Control Severance Agreement”); provided that any payments payable to Executive under Sections 7(b) hereof shall offset any payments payable under the Change in Control Severance Agreement.

12. Withholding.  All payments to be made to Executive hereunder will be subject to all applicable required withholding of taxes.

13. Non-solicitation.  During the Term and for a period of one year thereafter (collectively, the “Non-solicitation Period”), Executive shall not directly or indirectly, individually or on behalf of any person other than the Company, aid or endeavor to solicit or induce any of the Company’s or its affiliates’ employees to leave their employment with the Company or such affiliates in order to accept employment with Executive or any other person, corporation, limited liability company, partnership, sole proprietorship or other entity; provided, however, that the foregoing shall not restrict Executive or any other person from conducting general solicitations or advertisements not directed specifically at employees of the Company or its affiliates, or from employing any employee who responds to any such general solicitation or advertisement or who otherwise initiates a request for employment.  If the restrictions set forth in this section would otherwise be determined to be invalid or unenforceable by a court of competent jurisdiction, the parties intend and agree that such court shall exercise its discretion in reforming the provisions of this Agreement to the end that Executive will be subject to a non-solicitation covenant which is reasonable under the circumstances and enforceable by the Company.  It is agreed that no adequate remedy at law exists for the parties for violation of this section and that this section may be enforced by any equitable remedy, including specific performance and injunction, without limiting the right of the Company to proceed at law to obtain such relief as may be available to it.  The running of the Non-solicitation Period shall be tolled for any period of time during which Executive is in violation of any covenant contained herein, for any reason whatsoever.

14. No Mitigation.  Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder (including, without limitation, the provision of in-kind benefits provided under Section 7(b) hereof) shall not be reduced or offset by any such compensation.  Further, the Company’s and Parent’s obligations to make any payments hereunder shall not be subject to or affected by any setoff, counterclaims or defenses which the Company or Parent may have against Executive or others.

15. Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail with confirmation or receipt, addressed as follows:

If to Executive:

Michael W. Beal

680 South Fourth Street

Louisville, KY 40202

with a copy to:

Dennis D. Murrell

Middleton Reutlinger

2500 Brown & Williamson Tower

401 S. Fourth St.

Louisville, KY 40202

If to Company:

Kindred Healthcare Operating, Inc.

680 South Fourth Street

Louisville, KY 40202

Attn:  General Counsel

16. Waiver of Breach and Severability.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party.  In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

17. Entire Agreement; Amendment.  This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof.  No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and such officer of the Company specifically designated by the Board.

18. Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

19. Headings.  The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

20. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

21. Cancellation of Prior Agreement.  The Executive hereby acknowledges and agrees that this Agreement is intended to and does hereby replace that certain employment agreement dated April 16, 2014, and any amendments thereto, between the Company and the Executive, and that such agreement is cancelled, terminated and of no further force and effect.  For purposes of clarity, this Agreement has no effect on the Change in Control Agreement dated April 16, 2014 which remains binding between the parties.

22. Section 409A.  If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall reform such provision to comply with 409A and agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to Executive of the applicable provision; provided that nothing herein shall require the Company to provide Executive with any gross-up for any tax, interest or penalty incurred by Executive under Section 409A of the Code.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KINDRED HEALTHCARE OPERATING, INC.

By:	/s/ Benjamin A. Breier
Benjamin A. Breier
President and Chief Executive Officer

Solely for the purpose of Section 7

KINDRED HEALTHCARE, INC.

By:	/s/ Benjamin A. Breier
Benjamin A. Breier
President and Chief Executive Officer

/s/ Michael W. Beal
MICHAEL W. BEAL